EXHIBIT 99.1

Alliqua Strengthens and Realigns Executive Team
 David Johnson appointed CEO of Alliqua, Inc. and James Sapirstein CEO of Alliqua BioMedical Division

NEW YORK, NY – February 5, 2013 -- Alliqua, Inc. (OTCQB:ALQA) ("Alliqua" or the "Company") today announced a strategic realignment of the senior executive team. This change is designed to strengthen the leadership of the Company’s differentiated businesses including the sales of Alliqua’s marketed brands, SilverSeal® and Hydress®. The Alliqua Board of Directors has approved David Johnson, who joined the Board in December of 2012 and is currently the executive chairman of AquaMed Technologies, to now assume the additional responsibility of chief executive officer of Alliqua, Inc. Concurrently, James Sapirstein will become the chief executive officer of Alliqua BioMedical, Inc., a wholly-owned subsidiary of the Company.

“David is an excellent choice to take on these additional responsibilities, with his deep background in leading world class organizations, most recently Convatec Inc., a $1.7B global leader in wound therapeutic technologies; and will position the company well to build value for our shareholders,” said Jerome Zeldis, M.D., Ph.D., chairman of the Alliqua Board of Directors. “Under James Sapirstein’s leadership as CEO, Alliqua has adopted a new a strategic corporate plan including a process to bolstering our proprietary product pipeline. His skills and counsel will continue to be valuable to Alliqua as we move forward and take the next step by realigning our leadership team to best support our business.”

“In the two months since I joined Alliqua, it has become apparent that great opportunities exist for both the immediate commercialization of our existing wound care products, SilverSeal® and Hydress®, as well as our platform hydrogel technology,” said Dave Johnson. “In addition, we will continue to pursue opportunistic ways to expand our technology platforms to better serve our customers and to expand into new therapeutic areas.”

James Sapirstein added, “As the chief executive of Alliqua BioMedical, we will focus on the expansion of Alliqua’s proprietary product line by introducing new active pharmaceutical ingredients into our hydrogel technology for the topical delivery of local and systemic therapies. By doing so, we may realize the significant potential of our Company’s hydrogel technology.”

About Alliqua, Inc.
Alliqua, Inc. (ALQA) ("Alliqua") is a biopharmaceutical company focused on the development, manufacturing, and distribution of proprietary transdermal wound care and drug delivery technologies. Alliqua's leading technology platform produces hydrogels, a 3-dimensional cross-linked network of water soluble polymers capable of numerous chemical configurations.

Alliqua currently markets its new line of 510K FDA-approved hydrogel products for wound care under the SilverSeal® brand. Alliqua’s electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne PA, allows Alliqua to aggressively develop and custom manufacture a wide variety of hydrogels. Alliqua’s hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. Additionally, Alliqua’s drug delivery platform, in combination with certain active pharmaceutical ingredients, can provide pharmaceutical companies with a transdermal technology to enhance patient compliance and potentially extend the patent life of valuable drug franchises. Additionally, our subsidiary, HepaLife Biosystems, Inc., focuses on the development of a cell-based bioartificial liver system, known as HepaMate™.

For additional information, please visit www.alliqua.com. To receive future press releases via email, please visit: http://alliqua.com/contacts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

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Contacts for Alliqua, Inc.
Steven Berger
Chief Financial Officer
646-218-1450
info@alliqua.com